Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Kevin Mc Cabe (kmccabe@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS
Zegerid quarterly net product sales up 44% over prior year period
Updating 2008 outlook, guiding to higher revenue and lower net loss
Conference call to begin at 5:00 p.m. Eastern time today
SAN DIEGO (November 3, 2008) — Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company, today reported financial and operating results for the quarter ended September 30, 2008. Key financial results for the 2008 third quarter include:
•	Total revenues of $32.2 million, compared with $26.5 million in the prior year period, which included a $5.0 million milestone payment
•	Net product sales of $28.1 million, compared with $19.5 million in the prior year period
•	Net loss of $4.0 million, or $0.08 per share, versus a net loss of $6.9 million, or $0.13 per share, in the prior year period
“Our financial performance in the third quarter was strong, and reflected solid growth in total prescriptions and improvement in the average selling price for our ZEGERID® immediate-release proton pump inhibitor products compared with the prior year period,” said Gerald T. Proehl, president and chief executive officer of Santarus. “Our sales force has begun promoting GLUMETZA® for the treatment of patients with type 2 diabetes, and we expect to report initial revenues from this product in the fourth quarter. We anticipate the addition of GLUMETZA will be accretive in 2009 and beyond.”
He added, “We believe we will have continued strong financial performance through the remainder of this year and have adjusted our 2008 financial guidance accordingly. We expect to report total 2008 revenues in excess of $125 million and we are lowering our guidance for net loss for the year while reaffirming our expectation of achieving breakeven in the 2008 fourth quarter.”
Business Highlights
Key third quarter accomplishments and recent highlights include the following:
•	Grew ZEGERID (omeprazole/sodium bicarbonate) brand net product sales by 44% over the prior year period and 17% over the 2008 second quarter. Total revenues grew 22% over the 2007 third quarter, which had benefited from higher contract revenue including a $5.0 million milestone earned by Santarus under its over-the-counter (OTC) license agreement with Schering-Plough Healthcare Products, Inc.

•	Total ZEGERID prescriptions increased to approximately 276,000 in the third quarter of 2008, an increase of 20% versus total prescriptions in the third quarter of 2007 of approximately 230,000.
•	Successfully completed a planned clinical trial required for the filing of a New Drug Application (NDA) for a swallowable tablet formulation of ZEGERID. The new formulation combines immediate-release omeprazole, a proton pump inhibitor (PPI), with a mix of buffers. Stability studies are ongoing. If the development program proceeds as currently planned, Santarus expects to submit an NDA for the swallowable tablet in the first quarter of 2009.
•	Data from a pharmacodynamic clinical study presented in an abstract and poster earlier this year comparing ZEGERID Capsules to two delayed-release PPIs were published in September in the online edition of the Journal of Clinical Gastroenterology in an article titled, “Control of 24-hour Intragastric Acidity with Morning Dosing of Immediate-release and Delayed-release Proton Pump Inhibitors in Patients with GERD”. The study showed that when dosed in the morning, ZEGERID provided significantly better control of 24-hour gastric acidity than two comparator delayed-release PPI drugs, Prevacid® delayed-release capsules and Protonix® delayed-release tablets. The article will appear in an upcoming print edition of the journal.
•	Commenced promotion of GLUMETZA (metformin hydrochloride extended release tablets) to targeted primary care physicians and endocrinologists in October 2008. GLUMETZA is a once-daily, extended-release formulation of metformin that incorporates patented drug delivery technology and is indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes. Santarus signed a promotion agreement with Depomed, Inc. in July 2008 granting Santarus exclusive rights to promote GLUMETZA in the U.S. Santarus expects to begin earning revenue for GLUMETZA beginning in the fourth quarter of 2008.
•	Received notice that U.S. patent number 7,399,772 was issued by the U.S. Patent and Trademark Office on July 15, 2008. The patent covers methods for treating acid-caused gastrointestinal disorders by administering a solid pharmaceutical composition comprising non-enteric coated omeprazole and certain antacids and provides additional coverage for the ZEGERID Capsule and Powder for Oral Suspension products.
•	Increased to $25 million the company’s revolving line of credit with Comerica Bank and extended the maturity date to July 2011, which provides additional flexibility in managing the company’s financial resources. Santarus has not drawn on the line of credit to date.
Third Quarter 2008 Financial Results
Total revenues for the third quarter of 2008 were $32.2 million, consisting of $28.1 million in net product sales and $4.1 million in contract revenue. Santarus reported $26.5 million in total revenues in the third quarter of 2007, consisting of net product sales of $19.5 million and $7.0 million in contract revenue, which included a $5.0 million milestone earned under the company’s OTC license agreement with Schering-Plough HealthCare Products, Inc.
Net product sales were $28.1 million in the third quarter of 2008, a 44% increase over net product sales of $19.5 million in the third quarter of 2007. The 2008 and 2007 third quarter results consisted of sales of ZEGERID Capsules and Powder for Oral Suspension.
Santarus reported a net loss of $4.0 million, or $0.08 per share, for the third quarter of 2008, compared with a net loss of $6.9 million, or $0.13 per share, for the third quarter of 2007.

The cost of product sales was $1.9 million in the third quarter of 2008 and $1.8 million in the third quarter of 2007, or 7% and 9% of net product sales, respectively. The decrease in cost of product sales as a percent of net product sales was primarily attributable to increased average selling prices for ZEGERID Capsules and Powder for Oral Suspension and certain fixed overhead costs being applied to increased sales volumes.
Santarus reported license fees and royalties of $3.6 million in the third quarter of 2008, which consisted of approximately:
•	$1.4 million in royalties payable to the University of Missouri based on ZEGERID net product sales;
•	$1.8 million accrual related to a potential $2.5 million one-time sales milestone payable to the University of Missouri if annual ZEGERID net sales, including sales under the license and distribution agreements with GlaxoSmithKline plc, reach $100 million in calendar 2008; and
•	$0.4 million in amortization of the $12.0 million upfront fee paid to Depomed in July 2008 for exclusive U.S. promotion rights to GLUMETZA. The upfront fee is being amortized on a straight-line basis through mid-2016.
License fees and royalties were $2.7 million in the third quarter of 2007, and consisted of royalties payable to the University of Missouri and to Otsuka America Pharmaceutical, Inc. based on net product sales of ZEGERID products. Effective with the termination of the co-promotion agreement with Otsuka America on June 30, 2008, Santarus is no longer obligated to pay a royalty to Otsuka America on ZEGERID net sales.
Selling, general and administrative (SG&A) expenses were $28.5 million for the third quarter of 2008, and $27.8 million for the third quarter of 2007. The increase in SG&A expenses was primarily attributable to costs associated with sales training and promotional activities for GLUMETZA, as well as an increase in legal fees associated with patent litigation, offset in part by a decrease in ZEGERID promotional activities and a decrease in stock-based compensation.
For the nine months ended September 30, 2008, the company reported total revenues of $92.7 million, which increased approximately 40% over the prior year period. The current period total revenues consisted of $71.5 million in net product sales and $21.2 million in contract revenue. This compares with total revenues of $66.1 million for the first nine months of 2007, which consisted of $55.3 million in net product sales and $10.8 million in contract revenue.
Santarus reported a net loss of $8.4 million, or $0.16 per share, for the first nine months of 2008, which decreased 77% compared with a net loss of $36.3 million, or $0.71 per share, for the first nine months of 2007.
As of September 30, 2008, Santarus had cash, cash equivalents and short-term investments of $34.4 million, compared with $64.7 million as of December 31, 2007. The decrease of $30.3 million resulted primarily from the company’s net loss for the nine months ended September 30, 2008, adjusted for non-cash stock-based compensation and changes in operating assets and liabilities, as well as the $12.0 million upfront fee paid to Depomed in July 2008 for exclusive U.S. promotion rights for GLUMETZA.
In addition, due to the current illiquid state of the company’s auction rate securities, Santarus reclassified the fair value of these securities from short-term to long-term investments in the nine months ended September 30, 2008. The fair value of Santarus’ auction rate securities was approximately $3.9 million in the company’s condensed balance sheet as of September 30, 2008. In October 2008 Santarus received an offer of Auction Rate Security Rights (Rights) from its investment advisor, UBS Financial Services, Inc. a subsidiary of UBS AG (UBS), to purchase the company’s auction rate securities at par value any time during the period of June 30, 2010 through July 2, 2012. Under the Rights agreement, UBS has the discretion to purchase or sell the company’s auction rate securities at any time without prior notice so long as Santarus receives a payment at par value upon any sale or disposition. Santarus is assessing the offer of Rights and plans to make a decision prior to the November 14, 2008 expiration date of the offer.
Financial Outlook for 2008
The company today announced revised 2008 financial guidance. The company expects to report:
•	Total revenues in excess of $125 million, compared with a previously announced range of $115 million to $125 million. The new estimate for total revenues includes estimated year-over-year growth of ZEGERID net product sales of at least 25%, compared with a previous range of 15% to 25% growth.
•	A net loss of less than $8.4 million compared with the previous guidance of a net loss of less than $12.5 million. Santarus continues to expect to achieve breakeven in the fourth quarter of 2008, including contributions from existing contract revenue sources, the components of which may include milestone or other payments.
Conference Call
Santarus has scheduled an investor conference call regarding this announcement at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today, November 3, 2008. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 68810654. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s Web site at www.santarus.com, and a recording of the call will be available on the company’s Web site for 14 days following the completion of the call.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists or primary care physicians. The company’s current marketing efforts are primarily focused on ZEGERID® (omeprazole/sodium bicarbonate) Capsules and Powder for Oral Suspension, which are indicated for the treatment of certain upper GI diseases and disorders, and on GLUMETZA® (metformin hydrochloride extended release tablets) which is indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding projected total revenues and net loss, the potential for and timing of breakeven, liquidity and other financial performance, the potential to grow ZEGERID and GLUMETZA brand net product sales, the potential for and timing of revenues, and the potential to develop a swallowable tablet formulation of ZEGERID and the timing of any related NDA. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to increase market demand for, and sales of, the ZEGERID and GLUMETZA products and any other products that it or its strategic partners market; the scope and validity of patent protection for Santarus’ products, including the outcome and duration of its patent infringement lawsuits against Par Pharmaceutical, Inc., and Santarus’ and its strategic partners’ ability to commercialize products without infringing the patent rights of others; Santarus’ dependence on a number of third parties, such as GlaxoSmithKline under license and distribution agreements and Schering-Plough under an OTC license agreement, and whether these arrangements will be successful; competition from other pharmaceutical or biotechnology companies and evolving market dynamics, including the impact of currently available generic PPI products and the introduction of additional generic and branded PPI products; Santarus’ ability to further diversify its sources of revenue and product portfolio; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and maintaining regulatory approvals for, Santarus’ and its strategic partners’ products; fluctuations in quarterly and annual results; Santarus’ ability to obtain additional financing as needed to support its operations or future product acquisitions, including Santarus’ ability to access its line of credit with Comerica; the impact of the recent turmoil in the financial markets; the potential for new legislation, regulatory proposals and managed care initiatives, particularly in light of the 2008 presidential and congressional elections and the potential agenda of any new administration, that may increase Santarus’ costs of compliance and adversely affect the company’s ability to market its products, obtain collaborators and raise capital; and other risks detailed in Santarus’ prior press releases, as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® and ZEGERID® are trademarks of Santarus, Inc. GLUMETZA® is a trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc.
[Tables to follow]

Santarus, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents and short-term investments	$34,418	$64,678
Accounts receivable, net	12,460	9,681
Inventories, net	5,910	6,157
Other current assets	3,540	2,340

Total current assets	56,328	82,856
Long-term restricted cash	1,400	1,400
Long-term investments	3,897	—
Property and equipment, net	1,078	667
Intangible assets, net	11,625	—
Other assets	193	421

Total assets	$74,521	$85,344

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$42,359	$37,355
Allowance for product returns	9,449	5,947
Current portion of deferred revenue	8,865	13,972

Total current liabilities	60,673	57,274
Deferred revenue, less current portion	3,632	12,722
Total stockholders’ equity	10,216	15,348

Total liabilities and stockholders’ equity	$74,521	$85,344

Santarus, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Product sales, net	$28,106	$19,527	$71,475	$55,354
Contract revenue	4,103	6,931	21,205	10,792

Total revenues	32,209	26,458	92,680	66,146
Costs and expenses:
Cost of product sales	1,924	1,782	5,320	5,092
License fees and royalties	3,619	2,734	9,717	7,750
Research and development	2,274	1,725	6,221	4,956
Selling, general and administrative	28,521	27,824	80,788	87,006

Total costs and expenses	36,338	34,065	102,046	104,804

Loss from operations	(4,129)	(7,607)	(9,366)	(38,658)
Interest and other income, net	177	705	1,000	2,384

Net loss	$(3,952)	$(6,902)	$(8,366)	$(36,274)

Basic and diluted net loss per share	$(0.08)	$(0.13)	$(0.16)	$(0.71)

Weighted average shares outstanding used to
calculate basic and diluted net loss per share	51,528,133	51,274,685	51,410,762	50,966,842
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